MUNIHOLDINGS INSURED FUND II, INC.

FILE # 811-9191

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
8/2/2006	Commonwealth of Puerto Rico	1,010,000	835,650,000	Morgan Stanley Goldman Sachs Banc of America Citigroup Global Markets J.P. Morgan Sec. Lehman Brothers Merrill Lynch Popular Securities Raymond James Ramirez & Co. Wachovia Bank UBS Securities